Exhibit 10.17

August 31, 2009

Mr. Eric Kalamaras

301 S. Tryon Street – PMB 35-158

Charlotte, NC 28282

Re:	Summary of Employment Terms

Dear Eric:

This letter (the “Agreement”) will summarize the arrangements that we have agreed to regarding your prospective employment by Atlas America, Inc. (“ATLS”). Specifically, you will be employed as Chief Financial Officer of Atlas Pipeline Partners GP, LLC, the general partner of Atlas Pipeline Partners, L.P. (“APL”), and Chief Financial Officer of Atlas Pipeline Holdings GP, LLC, the general partner of Atlas Pipeline Holdings, L.P. (by itself, “AHD”, and together with ATLS and APL, the “Company”). This Agreement is subject to the approval of the Atlas America, Inc. Compensation Committee (the “Compensation Committee”) and the managing boards of APL and AHD (the “Boards”) and shall have no effect unless approved by the Compensation Committee and the Boards. The general terms and conditions of your employment are as follows:

1. Titles, Positions and Location. You will serve as Chief Financial Officer of APL and AHD (the “Position”). You will be principally based in Philadelphia, Pennsylvania; however, you will be required to spend a significant amount of time working in the Atlas Pipeline Mid-Continent corporate office in Tulsa, Oklahoma. You will visit locations of the Company as is appropriate and necessary to carry out your duties and responsibilities with respect to the Position.

2. Services. You will serve the Company and its affiliates diligently, competently, and to the best of your ability during your employment with the Company. You will devote substantially all of your working time and attention to the business of the Company and its affiliates, and you will not undertake any other duties which conflict with your responsibilities to the Company and its affiliates. You will report directly to the President of AHD and the President and Chief Executive Officer of APL (currently Eugene N. Dubay).

3. Employment Terms. You are an at-will employee, and this Agreement does not create an obligation on the Company or any other person or entity to continue your employment. Your employment shall commence as of September 8, 2009 and shall continue until terminated by you or the Company as set forth below.

4. Compensation. Your compensation shall be as follows:

(a) Base Salary. You shall receive an annual base salary (“Annual Base Salary”) of $250,000. The Annual Base Salary shall be payable in accordance with ATLS’s regular payroll practices for its senior executives, as in effect from time to time.

(b) Signing Bonus. You shall receive a signing bonus (“Signing Bonus”) of $80,000, which shall be paid to you on your date of hire. If you voluntarily terminate your employment with the Company other than for “Cause” (as defined below) before the first anniversary of your date of hire, you will be required to repay the Signing Bonus to the Company upon the date of your termination of employment.

(c) Short Term Incentive Bonus. You will be eligible to be considered for annual bonus compensation. Such bonus compensation will be discretionary and will be limited to a maximum of 100% of your Annual Base Salary. Bonus payments are not guaranteed. Any annual bonus that you may be awarded shall be paid on or before March 15 of the calendar year following the calendar year for which such annual bonus is earned, based on continued service through the payment date. Any annual bonus compensation for the 2009 calendar year will be prorated, as consistent with the Company’s policy.

(d) Long Term Incentive Bonus. You will receive a grant of 50,000 phantom units in accordance with the Phantom Unit Grant Agreement attached hereto as Exhibit A.

(e) Benefits. You shall be entitled to receive the following employment related benefits, provided that ATLS reserves the right and complete flexibility to change and/or eliminate any benefits at any time:

(i) Participation in Benefit Plans. (1) you shall be entitled to participate in applicable incentive, savings, and retirement plans, practices, policies, and programs of ATLS to the extent they are generally available to other senior officers, directors or executives of ATLS, and (2) you shall be eligible to participate in applicable welfare benefit plans, practices, policies, and programs provided by ATLS, including medical, prescription, dental, short-term and long-term disability, and employee life insurance (coverage up to 2.5 times your Annual Base Salary, up to a maximum of $300,000), to the same extent as other senior officers, directors or executives of ATLS.

(ii) Paid Time Off. Paid time off (“PTO”) is to be used for vacation, illness and other reasons which would necessitate you being away from the office. You will be eligible to receive 200 hours of PTO per calendar year. For the remainder of the 2009 calendar year, the number of PTO hours for which you are eligible will be prorated to 50 hours, as consistent with the Company’s policy.

(iii) Expenses. ATLS shall pay, or reimburse you for, all reasonable and necessary expenses incurred in carrying out your duties under this Agreement in accordance with Company policy. In addition, during 2009, ATLS shall reimburse you for up to $30,000 of your costs and expenses incurred to relocate your principal residence in connection with taking the Position (including moving expenses, temporary housing and “scouting trips” to Philadelphia as you search for a new home, but not including any real estate transaction fees).

5. Conditions to Offer; Confidential Information and No Solicitation. This Agreement is contingent upon a background investigation, your review and acceptance of the Company’s Confidentiality and Non-Solicitation Agreement attached hereto as Exhibit B and the Company’s review and verification of your employment eligibility documents.

6. Termination.

(a) ATLS may terminate your employment for any reason upon 30 days prior written notice to you; provided however, that ATLS may immediately terminate your employment for “Cause” (as defined below) without any notice. You may terminate your employment with ATLS for any reason upon 60 days prior written notice to ATLS.

(b) The term “Cause” shall mean, as determined by the Compensation Committee in its sole discretion, that you have (i) committed an act of malfeasance or wrongdoing affecting the Company or its affiliates, (ii) breached any confidentiality, non-solicitation or non-competition covenant or employment agreement with the Company or its affiliates or (iii) otherwise engaged in conduct that would warrant your discharge from employment or service with the Company or its affiliates because of your negative effect on the Company or its affiliates.

(c) If your employment is terminated for any reason, ATLS shall pay to you your accrued but unpaid Annual Base Salary through your date of termination and any accrued and unpaid vacation pay through your date of termination. All other benefits, payments or compensation to be provided to you hereunder shall terminate upon your termination of employment.

7. Change in Control Agreement. If APL implements change in control agreements for executive officers below the level of President and Chief Executive Officer of APL (with the understanding that the Chairman and Vice Chairman are above such level), you will be eligible for a change in control agreement similar to those provided to other similarly situated officers of APL, commensurate with your position at APL.

8. Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of your employment to the extent necessary to the intended preservation of such rights and obligations.

9. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Atlas America, Inc.

Westpointe Corporate Center One

1550 Coraopolis Heights Rd., 2nd Fl.

Moon Township, PA 15108

If to you, to:

Mr. Eric Kalamaras

301 S. Tryon Street – PMB 35-158

Charlotte, NC 28282

or to such other names or addresses as the Company or you, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

10. Contents of Agreement; Amendment and Assignment.

(a) This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof and cannot be modified except upon written amendment approved by the Board of ATLS and executed on its behalf by a duly authorized officer and by you.

(b) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that your duties and responsibilities under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by you.

11. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement, which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

12. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

13. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. You shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

14. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Delaware without giving effect to any conflict of laws provisions.

15. Section 409A. This Agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or an exemption, including, if applicable, the six-month delay applicable to payments made upon separation from service to a specified employee of a public company, and shall in all respects be administered in accordance with section 409A or an exemption. Any payments of deferred compensation to be made upon a termination of employment may only be made upon a “separation from service” under section 409A. For purposes of section 409A of the Code, the right to a series of payments shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

By execution hereof, you are confirming that you are free to enter into employment with ATLS pursuant to the terms identified herein. Please acknowledge your acceptance of and agreement to the terms of this Agreement by signing a copy of this Agreement where indicated and returning it to me.

Sincerely,

ATLAS AMERICA, INC.

By:
Eugene N. Dubay
Senior Vice President

ACCEPTED AND AGREED:

Eric Kalamaras

EXHIBIT A

ATLAS PIPELINE MID-CONTINENT, LLC

ERIC KALAMARAS

PHANTOM UNIT GRANT AGREEMENT

THIS PHANTOM UNIT GRANT AGREEMENT (this “Grant”) is made as of September 14, 2009 (the “Date of Grant”) by and between Atlas Pipeline Mid-Continent, LLC (the “Company”), and Eric Kalamaras (the “Participant”).

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions.

(a) “Affiliate” shall mean (i) any entity that, directly or indirectly, controls or is controlled by the Company, (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee, and (iii) to the extent not included in (i) or (ii) above, Atlas America Mid-Continent, Inc.

(b) “Cause” shall mean, as determined by the Committee in its sole discretion, that the Participant has (i) committed an act of malfeasance or wrongdoing affecting the Company or any Affiliate, (ii) breached any confidentiality, non-solicitation or non-competition covenant or employment agreement with the Company or an Affiliate or (iii) otherwise engaged in conduct that would warrant the Participant’s discharge from employment or service with the Company or an Affiliate because of the Participant’s negative effect on the Company or an Affiliate.

(c) “Change in Control” shall mean a change in the ownership of the Company or Atlas Pipeline Partners, L.P., or a change in the ownership of a substantial portion of the assets of either company; provided that no event shall be a Change in Control event unless it is a “change in control event” as defined in section 1.409A-3(i)(5) of the Treasury regulations under section 409A of the Code. A change in ownership shall occur only if ownership interests in either company are acquired by any one person or more than one person acting as a group and, after the acquisition, the acquiring person or persons own more than 50% of the total value or total voting power of such ownership interests. A change in the ownership of a substantial portion of the assets of either company shall occur only if one person or more than one person acting as a group acquires during the 12-month period ending on the date of the last such acquisition, assets that have a total gross fair market value equal to more than 50% of the total gross fair market value of all the assets of such company.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(e) “Committee” shall mean the Atlas America, Inc. Compensation Committee.

(f) “Employment” shall mean employment of the Participant as an officer or employee of the Company or an Affiliate.

(g) “Fair market value” shall mean the closing sales price of a Unit on the vesting date (or if there is no trading in the Units on such date, the closing sales price on the last date Units were traded before the vesting date). In the event Units are not publicly traded at the time a determination of Fair Market Value is required to be made hereunder, the determination of Fair Market Value shall be made in good faith by the Committee.

(h) “Phantom Unit” shall mean a phantom (notional) unit granted under this Grant which, upon vesting, entitles the Participant to receive a cash payment equal to the Fair Market Value of a common unit of Atlas Pipeline Partners, LP (a “Unit”).

2. Administration.

(a) This Grant shall be administered by the Committee.

(b) Subject to the terms of this Grant and applicable law, the Committee shall have full power and authority to: (i) interpret and administer this Grant; and (ii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of this Grant.

(c) All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company and the Participant.

3. Award. The Participant is hereby awarded 50,000 Phantom Units, subject to the vesting and other terms of this Grant.

4. Vesting.

(a) Subject to such further limitations as are provided herein, the Phantom Units shall vest and become payable on the following dates, in cumulative fashion:

Date	Percentage of Phantom Units That Vest

September 14, 2010	33%
September 14, 2011	33%
September 14, 2012	34%

(b) From and after the Date of Grant through the date on which the Phantom Units become fully vested pursuant to subparagraph (a) above, any unvested Phantom Units remain subject to forfeiture in accordance with the terms of Section 8. Such period shall be known herein as the “Restriction Period.”

(c) The Phantom Units otherwise vesting on the dates listed above shall vest instead on the date of the occurrence of a Change in Control if such date occurs before the otherwise stated vesting date and if the Participant is in the Employment of the Company or an Affiliate on the date of the Change in Control.

(d) If the Participant’s Employment is terminated by the Company or an Affiliate without Cause or is terminated because of the Participant’s death, all of the Participant’s Phantom Units shall automatically vest and become payable in full.

(e) If the foregoing vesting schedule would produce fractional Units, the number of Phantom Units shall be rounded down to the nearest whole Unit. Any unvested Units shall vest on the final vesting date if the Participant is still employed by the Company or an Affiliate.

5. Payment of Phantom Units.

(a) Within 30 days after any vesting date, the Company or an Affiliate employing the Participant shall pay the Participant the Fair Market Value of a Unit multiplied by the number of Phantom Units vesting on the vesting date. Such payment shall constitute taxable compensation to the Participant. The Fair Market Value of the Units shall be determined as of the relevant vesting date.

(b) Notwithstanding the above general rule with regard to payment, the Committee may delay payment of Phantom Units to the extent that the payment cannot be deducted for tax purposes under the pay cap rules of section 162(m) of the Code. Any payment so delayed shall be made as soon as reasonably practicable following the first date on which the Committee anticipates or reasonably should anticipate that, if the payment were made on such date, the Company’s deduction with respect to such payment would no longer be restricted due to the application of the pay cap rules of section 162(m) of the Code. No such delay shall be allowed if the delay would cause the payment to be subject to additional taxes or penalties pursuant to section 409A of the Code.

6. Taxation. In the event that any payment to the Participant would be subject to the parachute payment excise tax imposed under section 280G of the Code or any similar tax imposed by a state or other taxing authority, the Participant shall be responsible for payment of the tax, and the Company shall make no additional payments to the Participant on account of the tax.

7. Adjustments. In the event that any dividend, recapitalization, Unit split, reverse Unit split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Units, issuance of warrants or other rights to purchase Units or other similar transaction or event affects the Units such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Grant, then the Committee shall equitably adjust the number and type of Phantom Units or, if deemed appropriate, make provision for a cash payment to the Participant. Any such adjustment shall be made in a manner that is intended to avoid the imposition of any additional tax or penalty under section 409A of the Code.

8. Forfeiture.

(a) If the Participant’s Employment terminates during the Restriction Period, other than for those reasons listed in Section 4(d) above, the Phantom Units, to the extent not previously vested, shall immediately terminate and become null and void.

(b) Notwithstanding any other provisions set forth herein, if the Participant shall (i) commit any act of malfeasance or wrongdoing affecting the Company or any Affiliate, (ii) breach any confidentiality, non-solicitation or non-competition covenant or employment agreement with the Company or an Affiliate or (iii) engage in other conduct that would warrant the Participant’s discharge from Employment for Cause, any unvested Phantom Units shall immediately terminate and become null and void.

9. Transferability.

(a) Except as provided in (b) below, no Phantom Units and no rights under any such Phantom Units may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

(b) Notwithstanding the above transfer restrictions, the Participant may assign his Phantom Units to a revocable trust established by the Participant for estate planning purposes, subject to such restrictions as the Committee may impose. Furthermore, the Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to receive any cash or other property distributable with respect to any Phantom Unit upon the death of the Participant.

10. Acknowledgment by the Participant. By executing this Grant, the Participant hereby acknowledges that, with respect to any right to payment under this Grant, the Participant is and shall be an unsecured general creditor of the Company without any preference as against other unsecured general creditors of the Company, and the Participant hereby covenants for himself, and anyone at any time claiming through or under the Participant, not to claim any such preference, and hereby disclaims and waives any such preference which may at any time be at issue, to the fullest extent permitted by applicable law.

11. Withholding. The Company or an Affiliate employing the Participant is authorized to withhold from any payment due or transfer made under this Grant or from any compensation or other amount owing to the Participant, the amount in cash or other property as determined by the Committee of any applicable taxes payable in respect of this Grant, or any payment or transfer under this Grant and to take such other action as may be necessary in the opinion of the Company or the Affiliate to satisfy its withholding obligations for the payment of such taxes. Payments to the Participant pursuant to this Grant while the Participant is employed by an Affiliate of the Company shall be treated as taxable employee compensation from the Affiliate to the Participant.

12. No Rights as Unitholder. The Participant shall not have the right to vote with respect to any Phantom Units or otherwise have any rights as a unitholder with respect thereto. This Grant shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or an Affiliate and the Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or an Affiliate pursuant to this Grant, such right shall be no greater than the right of any unsecured general creditor of the Company.

13. Employment Not Affected. This Grant shall not be construed as giving the Participant the right to continued Employment. Further, the Company or an Affiliate may at any time dismiss the Participant from Employment, free from any liability or any claim, unless otherwise expressly provided in this Grant.

14. Amendments. The Company may waive any conditions or rights under and amend any terms of this Grant, provided no change shall materially reduce the benefit to the Participant without the consent of the Participant.

15. Governing Law. The validity, construction, and effect of this Grant shall be determined in accordance with the laws of the State of Oklahoma and applicable federal law.

16. Section 409A of the Internal Revenue Code. This Grant is intended to comply with an exemption to section 409A of the Code and shall be interpreted accordingly. The Company makes no representation or covenant that the Grant will comply with section 409A or an exemption.

17. Severability. If any provision of this Grant is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or would disqualify this Grant under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Grant, such provision shall be stricken as to such jurisdiction and the remainder of this Grant shall remain in full force and effect.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Grant has been duly executed as of the Date of Grant.

ATLAS PIPELINE MID-CONTINENT, LLC.
Witness:

By:
Eugene N. Dubay
President

I hereby accept this Grant, and I agree to be bound by the terms of this Grant. I further agree that all of the decisions and interpretations of the Company and Committee with respect thereto shall be final and binding.

Participant:
Eric Kalamaras

EXHIBIT B

(a) CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT

I, Eric Kalamaras, residing at the time of the signing of this Agreement at ADDRESS (hereinafter “Employee”), hereby enter into this Confidentiality and Non-Solicitation Agreement (hereinafter the “Agreement”) with Atlas America, Inc. (hereinafter “the Company”) on this 14th day of September, 2009. Employee agrees that this Agreement is supported by adequate, good and valuable consideration which includes Employee’s employment, continued employment and/or a beneficial change in Employee’s employment status.

1.	Confidentiality and Company Property.

a.	Definition.

As used in this Agreement, the term Confidential Information means all commercially sensitive information and data, in the broadest context, originated by, or on behalf of, or within the knowledge or possession of, the Company, any subsidiary, division or legal affiliate of the Company, or any customer of the Company. Without limiting the foregoing, Confidential Information includes, but is not limited to, information that has been designated as proprietary or confidential; information constituting trade secrets; information that, by the nature of the surrounding circumstances, should be treated as proprietary or confidential; and information or data conceived, discovered or developed in whole or in part by Employee while employed by the Company. Specific examples of Confidential Information include: technology, designs, software, databases, processes, know-how, techniques, pricing, schedules, forecasts, ideas, improvements, research, customer and product development plans, customer and supplier lists, business strategies, accounting or financial information of the Company or customers, and personnel information.

b.	Covenant.

Employee acknowledges that Employee’s employment by the Company creates a relationship of confidence and trust with respect to Confidential Information. Employee agrees, at all times, to hold in strict confidence all Confidential Information and never, during the course of Employee’s employment with the Company or thereafter, to make any use of such information except as (and then, only to the extent) required to perform Employee’s employment duties. The restrictions of this paragraph shall not apply to information or data that Employee can establish: is or has become known to the public generally through no fault of Employee; or has come into Employee’s possession lawfully and not through Employee’s employment.

c.	Return of Company Property.

Immediately upon the termination of Employee’s employment, and at any time during Employee’s employment upon request of the Company, Employee will return to the Company all Company Property. “Company Property” includes, without limitation: (i) all materials containing any Confidential Information (including all copies thereof) including, without limitation, drawings, blueprints, schematics, tapes, disks, codes, descriptions or other papers, documents or materials that contain any such Confidential Information; (ii) all computer hardware (including personal digital assistants), computer software, cell phones, pagers, business equipment, drawings, specifications, tapes, disks, codes, notes, memoranda or data created by Employee, or made available or furnished to Employee by the Company or any subsidiary, division or legal affiliate of the Company (including all copies thereof), whether or not they contain Confidential Information; (iii) all other materials containing any information pertaining to the business of the Company, or any subsidiary, division or legal affiliate of the Company, or any of their employees, customers or business associates, that were acquired by the Employee in the course of employment with the Company.

2.	Non-Solicitation Covenants.

a.	Non-Interference.

Employee agrees that during Employee’s employment with the Company and for a period of 12 months following the termination of Employee’s employment with the Company, regardless of the reason for such termination, Employee will not, directly or indirectly, solicit, or attempt to solicit, for employment, with Employee or with any other person or entity, any employee, consultant, and/or other independent contractor of the Company, nor will Employee, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee, consultant, and/or other independent contractor of the Company, to leave his or her employment with the Company or to terminate his or her agreement to provide services to the Company.

b.	Non-Solicitation of Clients.

Employee agrees that during Employee’s employment with the Company and for a period of 12 months following the termination of Employee’s employment with the Company, regardless of the reason for such termination, Employee will not, directly or indirectly, solicit, or attempt to solicit, any business for Employee, or for any other person or entity, from any client or prospective client of the Company with which Employee had contact within the 12 months prior to the termination of Employee’s employment with the Company or concerning which Employee had access to Confidential Information, during and by virtue of Employee’s employment with the Company.

3.	Essential Terms.

Employee understands that the covenants by Employee in paragraphs 1 and 2 of this Agreement are essential elements of Employee’s employment with the Company, and are designed, among other reasons, to prevent the disclosure of confidential and proprietary information and trade secrets and to protect the business of the Company. Without Employee’s agreement to comply with such covenants, the Company would not have begun or continued the employment of Employee.

4.	Severability and Reformation.

a.	Severability.

Employee agrees that all parts of this Agreement are severable. If any part of this Agreement or the application of any part of this Agreement to any person, to any circumstance, or to any claim is determined by any court with competent jurisdiction to be unlawful, unenforceable, invalid, void or voidable to any extent for any reason, (i) the application of such part of this Agreement to any other person, to any other circumstance, or to any other claims will not be affected; and (ii) all other parts of this Agreement will remain in full force and will be enforceable to the fullest and greatest extent permitted by law.

b.	Reformation.

If any court with competent jurisdiction determines that any part of this Agreement is unlawful, unenforceable, invalid, void or voidable, Employee agrees to the reformation of any such part of this Agreement by the court to limits that the court finds to be lawful, enforceable or valid.

5.	Specific Performance and Damages.

Employee acknowledges that, in the event of a breach of this Agreement, the Company and/or its customers will suffer immediate and irreparable injury such that no remedy at law will afford the Company adequate protection against or appropriate compensation for such an injury. Accordingly, Employee agrees, that in addition to any remedy at law to which the Company may be entitled for a breach of this Agreement, the Company shall also be entitled to specific performance of Employee’s obligations under this Agreement as well as injunctive relief without the posting of any bond, such as may be granted by a Court with competent jurisdiction. Employee waives any right Employee may have to assert in any such proceeding that the Company had an adequate remedy at law. Employee further agrees and understands that the Court may order reimbursement to the Company of its reasonable and necessary attorneys’ fees for the enforcement of this Agreement. The obligations of this Agreement shall survive termination of Employee’s employment with the Company.

6.	Successors and Assigns.

This Agreement may be assigned by the Company, without the further consent of Employee, to any successor to all or part of the business of the Company, or any entity that, directly or indirectly, controls, is controlled by, or is under common control with the Company. The obligations of Employee under this Agreement, being personal in nature, may not be assigned. This Agreement shall be binding upon the parties’ heirs, successors and permitted assigns.

7.	Governing Law.

This Agreement shall in all respects be governed by and interpreted under and in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflict of law principles. The breach of any promise in this Agreement shall not invalidate this Agreement and shall not be a defense to the enforcement of the Agreement against Employee.

Employee has carefully read and considered the provisions of this Agreement and, having done so, agrees that the restrictions set forth herein are fair and reasonable and are reasonably required for the protection of the interests of the Company, its officers, directors, employees, independent contractors, and customers.

Photocopies of this signed Agreement are as binding and as legally enforceable as a signed original.

AGREED AND ACCEPTED:

EMPLOYEE

Dated: